Exhibit 5

November 30, 2004

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to WellPoint, Inc. (formerly Anthem, Inc.) an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering a total of 24,319,554 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to the WellPoint Health Networks Inc. 1999 Stock Incentive Plan, the WellPoint Health Networks Inc. 2000 Employee Stock Option Plan, the Cobalt Corporation Equity Incentive Plan, the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan, and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan (collectively, the “Plans”) being assumed by the Company pursuant to the Amended and Restated Agreement and Plan of Merger effective as of October 26, 2003, among the Company, Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of the Company and WellPoint Health Networks Inc., a Delaware corporation.

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Baker & Daniels